Exhibit 99.1

CyberOptics Reports First Quarter Results

Initial Orders Received for Recently Introduced SE500 Solder Paste Inspection System

Minneapolis, MN—April 22, 2009—CyberOptics Corporation (Nasdaq: CYBE) today reported operating results for the first quarter of 2009 ended March 31.

•	Consolidated sales totaled $4,362,000, compared to $6,684,000 in the fourth quarter of 2008 and $13,807,000 in the year-earlier period.

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CyberOptics’ net loss was $2,433,000 or $0.36 per diluted share. In the fourth quarter of 2008, CyberOptics reported a net loss of $6,057,000 or $0.90 per diluted share, which included a pre-tax non-cash goodwill impairment charge of $3,941,000 ($0.53 per share after-tax) and other charges related to excess and obsolete inventory and severance. CyberOptics reported net income in the first quarter of 2008 of $427,000 or $0.05 per diluted share.

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CyberOptics ended the first quarter of 2009 with cash and marketable securities of $26,233,000, compared to $29,783,000 at the beginning of the year. During the quarter, cash was used to purchase inventory for manufacturing the recently introduced SE500 solder paste inspection system. Cash reserves at the end of this year’s first quarter are ample for funding CyberOptics’ operations and various growth opportunities.

Kathleen P. Iverson, president and chief executive officer, commented: “As anticipated, our first quarter operating results continued to be adversely affected by ongoing weakness in the global electronics market. Our first quarter net loss fell within the range of our previously issued guidance for this period, as we benefited from improvements in our expense structure resulting from the completion of moving all systems-related R&D and manufacturing to Singapore and from stringent cost reduction measures implemented over the past several months. Our cost structure will benefit further from the consolidation of our semiconductor manufacturing from Portland into our Minneapolis facility by the end of the second quarter. First quarter revenues were slightly below forecasted levels due to delayed customer acceptance of a previously announced shipment of 17 automated optical inspection (AOI) systems. If revenues on this order had been recognized as anticipated, first quarter revenues would have been at the upper end of our forecasted range. Subsequent to the end of the first quarter, we received customer acceptance for this order, and these revenues will be recognized in the second quarter.”

Iverson continued: “Earlier this month, we introduced our next-generation SE500 solder paste inspection system at two major electronics trade shows. We have booked initial orders for this technologically advanced system, and shipments are expected in the second quarter. SE500 manufacturing is now underway in Singapore. Based on a new cost-reduced platform, the SE500 is the fastest and most accurate solder paste inspection system available on the market. In addition, the SE500 is one of the few systems currently available that can inspect large SMT circuit boards, and it is the only system capable of inspecting circuit boards sized at 32” X 24.” Given its industry-leading inspection capabilities, we believe the SE500 will command improved pricing in comparison to the SE300 that it is replacing. We also believe this advanced system should enable CyberOptics to gain a larger share of the global solder paste inspection market.”

Steven K. Case, chairman and founder, said: “We are continuing to pursue several growth opportunities for our next-generation inspection technology, which is aimed at lowering the cost of inspection, in addition to providing faster production through-put speeds, improved ease of use, and the higher resolution required for inspecting progressively smaller electronic components. Reflecting our progress with these R&D initiatives, we signed a second OEM development contract with a manufacturer of electronic assembly equipment in the first quarter. In addition, two other OEM development projects have entered the contract stage, and the prospects for both appear promising at this time. Initial revenues from these projects are anticipated in 2010. We believe this ongoing focus on R&D, combined with the revenue generating potential of our new SE500 solder paste inspection system and strategic repositioning in Asia, will lead to improved operating results as the global electronics market returns to a growth footing.”

The weak global economy is expected to continue affecting CyberOptics’ operating results in this year’s second quarter. For the quarter ending June 30, 2009, CyberOptics is forecasting a net loss of $0.28 to $0.33 per diluted share on revenues of $4.5 to $5.5 million.

About CyberOptics

Founded in 1984, CyberOptics Corporation is a leading provider of sensors and inspection systems that provide process yield and through-put improvement solutions for the global electronic assembly and semiconductor capital equipment markets. Our products are deployed on production lines that manufacture surface mount technology circuit boards and semiconductor process equipment. By increasing productivity and product quality, our sensors and inspection systems enable electronics manufacturers to strengthen their competitive positions in highly price-sensitive markets. Headquartered in Minneapolis, Minnesota, we conduct worldwide operations through facilities in North America, Asia and Europe.

Statements regarding the Company’s anticipated performance are forward-looking and therefore involve risks and uncertainties, including but not limited to: market conditions in the global SMT and semiconductor capital equipment industries; the impact of current economic conditions on the Company’s performance; the timing and magnitude of any potential recovery in financial performance resulting from the global economic downturn; increasing price competition and price pressure on our product sales, particularly our SMT systems; the level of orders from our OEM customers; the availability of parts required for meeting customer orders; the effect of world events on our sales, the majority of which are from foreign customers; product introductions and pricing by our competitors; unanticipated costs or delays associated with the transition of manufacturing for SMT Systems to Singapore; a change in our anticipated timing of Assembleon’s transition away from our alignment sensors, success of anticipated new OEM and end user opportunities and other factors set forth in the Company’s filings with the Securities and Exchange Commission.

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For additional information, contact:

Jeffrey A. Bertelsen, Chief Financial Officer

763/542-5000

Richard G. Cinquina

Equity Market Partners

904/415-1415

First Quarter Conference Call and Replay

CyberOptics will review its first quarter operating results in a conference call at 4:30 pm Eastern today. Investors can access a live webcast of the conference call by visiting the investor relations section of the CyberOptics website, www.cyberoptics.com. The webcast will be archived for 30 days. A replay of the first quarter conference call can be heard through April 30, 2009 by dialing 303-590-3000 and providing the 11130333 confirmation code.

CyberOptics Corporation

Consolidated Statements of Operations (Unaudited) (In thousands, except per share amounts)	Three Months Ended March 31,
	2009	2008
Revenue	$4,362	$13,807
Cost of revenue	2,984	7,368
Gross margin	1,378	6,439
Research and development expenses	2,077	2,612
Selling, general and administrative expenses	2,932	3,430
Restructuring and severance costs	305	193
Amortization of intangibles	45	45
Income (loss) from operations	(3,981)	159
Interest income and other	208	518
Income (loss) before income taxes	(3,773)	677
Provision (benefit) for income taxes	(1,340)	250
Net income (loss)	$(2,433)	$427
Net income (loss) per share - Basic	$(0.36)	$0.05
Net income (loss) per share - Diluted	$(0.36)	$0.05
Weighted average shares outstanding - Basic	6,771	8,584
Weighted average shares outstanding - Diluted	6,771	8,623

Condensed Consolidated Balance Sheets
	March 31, 2009 (Unaudited)	Dec. 31, 2008
Assets
Cash and cash equivalents	$2,314	$4,516
Marketable securities	12,461	10,433
Accounts receivable, net	4,956	6,951
Inventories	10,514	9,869
Other current assets	3,758	2,579
Deferred tax assets	2,604	2,604
Total current assets	36,607	36,952

Marketable securities	11,458	14,834
Intangible and other assets, net	1,529	1,525
Fixed assets, net	2,324	2,615
Other assets	182	189
Deferred tax assets	2,834	2,834
Total assets	$54,934	$58,949

Liabilities and Stockholders’ Equity
Accounts payable	$1,774	$2,753
Accrued expenses	3,193	3,738
Total current liabilities	4,967	6,491

Other liabilities	1,592	1,578
Total liabilities	6,559	8,069

Total stockholders’ equity	48,375	50,880
Total liabilities and stockholders’ equity	$54,934	$58,949

Backlog Schedule:
2nd Quarter 2009		$2,946
3rd Quarter 2009 and thereafter		694
Total backlog		$3,640